UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 4, 2009

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Office Depot (the “Company”) announced today that it reached a proposed settlement with the staff of the U.S. Securities and Exchange Commission (“SEC”) to resolve the previously disclosed SEC inquiry that commenced in July of 2007 and the formal investigation disclosed in January of 2008 with respect to contacts and communications with financial analysts, inventory receipt and reserves, timing of vendor payments, certain intercompany loans, certain payments to foreign officials, inventory obsolescence and timing and recognition of vendor program funds. The Company and its officers and employees have cooperated with the SEC staff in this investigation. The SEC staff intends to recommend to the SEC a proposed settlement with respect to the Company which would conclude for the Company all matters arising from the SEC investigation. Under the proposed settlement, the Company, without admitting or denying liability, has agreed to pay a civil penalty and to consent to a cease and desist order from committing or causing violations of Regulation FD and Sections 13(a) and 13(b) of the Securities Exchange Act of 1934 (and related rules) which require the maintenance of accurate books and records and internal controls. Regulation FD is a rule regarding communication with analysts and investors. The proposed settlement is contingent on the review and approval of final documentation by the Company and the SEC staff, and is subject to approval by the SEC Commissioners. There can be no assurance that the SEC Commissioners will approve the staff’s recommendation. The Company has also been informed that the Company’s CEO and two former employees each received “Wells” notices from the staff of the SEC’s Miami Regional Office advising them that the regional staff has made a preliminary decision to recommend that the SEC bring civil enforcement actions against them for possible violations of Regulation FD. Under the processes established by the SEC, these individuals will have an opportunity to present their perspective and to address the issues raised by the SEC staff prior to any action being taken by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: December 4, 2009	By:	/s/ Elisa D. Garcia C.

Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary

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